ISSUER FREE WRITING PROSPECTUS

(RELATING TO THE PRELIMINARY PROSPECTUS

SUPPLEMENT DATED MAY 18, 2026 AND

THE PROSPECTUS DATED SEPTEMBER 6, 2024)

FILED PURSUANT TO RULE 433

REGISTRATION NO. 333-281977

MAY 21, 2026

AFLAC INCORPORATED

¥3,100,000,000 2.117% SENIOR NOTES DUE 2029

¥41,800,000,000 2.802% SENIOR NOTES DUE 2031

¥13,100,000,000 3.123% SENIOR NOTES DUE 2033

¥7,900,000,000 3.482% SENIOR NOTES DUE 2036

FINAL TERM SHEET

Dated May 21, 2026

Issuer:	Aflac Incorporated
Securities:	2.117% Senior Notes due 2029 (the “2029 Notes”) 2.802% Senior Notes due 2031 (the “2031 Notes”) 3.123% Senior Notes due 2033 (the “2033 Notes”) 3.482% Senior Notes due 2036 (the “2036 Notes”)
Expected Ratings (Moody’s / S&P / R&I)*:	A3 (stable) / A- (stable) / A+ (stable)
Security Type:	Senior Unsecured Fixed Rate Notes
Trade Date:	May 21, 2026
Settlement Date (T+5)**:	May 28, 2026
Denominations:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof
Joint Book-Running Managers:	Mizuho Securities USA LLC, SMBC Nikko Securities America, Inc., Morgan Stanley & Co. International plc, MUFG Securities EMEA plc.
Passive Book-Running Managers:	Citigroup Global Markets Limited, Goldman Sachs & Co. LLC, PNC Capital Markets LLC, Wells Fargo Securities, LLC
Co-Managers:	Academy Securities, Inc., BNY Mellon Capital Markets, LLC, CastleOak Securities, L.P., Drexel Hamilton, LLC, Great Pacific Securities, J.P. Morgan Securities plc, R. Seelaus & Co., LLC, The Toronto-Dominion Bank
Principal Amount:	¥3,100,000,000 (2029 Notes) ¥41,800,000,000 (2031 Notes) ¥13,100,000,000 (2033 Notes) ¥7,900,000,000 (2036 Notes)
Underwriting Discount:	0.250% (2029 Notes) 0.350% (2031 Notes) 0.400% (2033 Notes) 0.450% (2036 Notes)

Maturity Date:	May 25, 2029 (2029 Notes) (short last coupon) December 17, 2031 (2031 Notes) (long last coupon) May 27, 2033 (2033 Notes) (short last coupon) May 28, 2036 (2036 Notes)
Coupon:	2.117% (2029 Notes) 2.802% (2031 Notes) 3.123% (2033 Notes) 3.482% (2036 Notes)
Reference Rate:	1.667% (equivalent to 3-year Swap Mid Rate on Bloomberg TFPR18, rounded up to three decimal places) (2029 Notes)
2.052% (equivalent to the interpolated rate using 5-year and 6-year Swap Mid Rates on Bloomberg TFPR18, rounded up to three decimal places) (2031 Notes)
2.223% (equivalent to 7-year Swap Mid Rate on Bloomberg TFPR18, rounded up to three decimal places) (2033 Notes)
2.532% (equivalent to 10-year Swap Mid Rate on Bloomberg TFPR18, rounded up to three decimal places) (2036 Notes)
Spread to Reference Rate:	+ 45 bps (2029 Notes) + 75 bps (2031 Notes) + 90 bps (2033 Notes) + 95 bps (2036 Notes)
Yield to Maturity:	2.117% (2029 Notes) 2.802% (2031 Notes) 3.123% (2033 Notes) 3.482% (2036 Notes)
Public Offering Price:	100.000% of principal amount (2029 Notes, 2031 Notes, 2033 Notes, 2036 Notes)
Proceeds, Before Expenses:	¥65,658,000,000
Interest Payment Dates:	Semi-annually in arrears on May 28 and November 28, commencing on November 28, 2026 for the 2029 Notes, except that the final interest payment date in 2029 shall be the maturity date
Semi-annually in arrears on May 28 and November 28, commencing on November 28, 2026 for the 2031 Notes, except that the final interest payment date in 2031 shall be the maturity date
Semi-annually in arrears on May 28 and November 28, commencing on November 28, 2026 for the 2033 Notes, except that the final interest payment date in 2033 shall be the maturity date
Semi-annually in arrears on May 28 and November 28, commencing on November 28, 2026 for the 2036 Notes
Record Dates:	May 15 and November 15 of each year
Par Call:	On or after February 25, 2029 (2029 Notes) On or after September 17, 2031 (2031 Notes) On or after February 27, 2033 (2033 Notes) On or after November 28, 2035 (2036 Notes)
Day Count:	30/360
Business Day Centers:	New York, London, Tokyo
Governing Law:	New York
CUSIP/ISIN/Common Code:	001055 CJ9 / XS3372787369 / 337278736 (2029 Notes)
001055 CK6 / XS3372788250 / 337278825 (2031 Notes)
001055 CL4 / XS3372788334 / 337278833 (2033 Notes)
001055 CM2 / XS3372800212 / 337280021 (2036 Notes)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors on or about May 28, 2026, which is the fifth Tokyo business day following the date of this final term sheet (such settlement being referred to as “T+5”). Under the E.U. Central Securities Depositories Regulation, trades in the secondary market are required to settle in two London business days, unless the parties to any such trade expressly agree otherwise. Also, under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one New York business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes earlier than the second London business day, or the New York business day, before May 28, 2026 will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and so should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by EDGAR at the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Mizuho Securities USA LLC toll-free at 1-866-271-7403, SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856 or by email at prospectus@smbcnikko-si.com, Morgan Stanley & Co. International plc toll-free at 1-866-718-1649 and MUFG Securities EMEA plc toll-free at 1-877-649-6848.

UK MiFIR Product Governance Rules professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (UK MiFIR Product Governance Rules) is eligible counterparties and professional clients only (all distribution channels). No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail investors in EEA or the United Kingdom.

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